ACCOUNTANTS' CONSENT



We consent to the use of our report dated April 10, 2000 included in this Form SB-2 with respect to our audits of the consolidated financial statements of Universal Money Centers, Inc. for the years ended January 31, 2000 and 1999. We also consent to the reference to our firm under the caption "Experts."


                                        /s/ BAIRD, KURTZ & DOBSON




Kansas City, Missouri
May 5, 2000